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Exhibit 10.9

HireRight
2007 Executive Short-term Incentive Plan

        HireRight has a "Total Rewards" philosophy that positions the Company to be a fierce competitor in the war for talent. The primary objective of the Short-term Incentive Plan is to drive and reward increased shareholder value achieved through revenue and profit growth.

Eligibility

        Participants in the HireRight Executive Short Term Incentive Plan are the CEO and those HireRight Associates reporting directly to the CEO in a leadership capacity over a HireRight department or division.

        HireRight Associates must have commenced work in an eligible position prior to the beginning of the fourth quarter and remain employed with HireRight until the day the bonus is paid to be eligible. Bonuses for associates who become eligible during the year will be adjusted on a pro-rated basis. Bonuses for associates who receive a promotion to a position with a higher bonus target during the year will be adjusted on a pro-rated basis consistent with the time in each position. Bonuses for associates who are on medical or family leave during the year will be adjusted on a pro-rata basis consistent with their time worked during the quarter.

Administration

        The Compensation Committee of the HireRight Board of Directors will approve the Short-term Incentive Plan. The plan will be communicated to associates through departmental meetings. The Compensation Committee will approve annual financial metrics. Each quarter, the CEO will set quarterly corporate objectives and plan participants will be responsible for setting and achieving their objectives in support of the corporate objectives each quarter.

        At the conclusion of the quarter, company and individual results will be measured and communicated. Bonuses under this plan will be paid after the end of the fiscal year, but no later than March 15th of the following year, and will be based on the company's achievement of its annual operating income goal, the customer satisfaction score and the individuals' objective scores. The Company will accrue the bonus on a quarterly basis.

        The Compensation Committee will evaluate the Plan for effectiveness and modify as appropriate. The Short-term Incentive Plan is subject to change or cancellation from quarter to quarter at the discretion of the Compensation Committee of the Board of Directors.

Overall Bonus Pool

        The Financial Plan is established by the Executive Management team and approved by the Board of Directors. The overall Short-term Incentive Pool is funded at 100% in any quarter when such payout still enables the Company to meet planned Operating Income targets. To the extent that HireRight achieves less than 100% of the approved Operating Income Plan for each quarter, the Short-term Incentive Pool will likewise be reduced to enable the Company to meet planned Reported Operating Income while still paying the bonus. If the Company achieves the Annual Reported Operating Income Target, there will be an opportunity to make up any quarterly shortfall in the final bonus payout.

Over Achievement Bonus

        In the event the Company exceeds the Annual Operating Income target, up to 15% of the excess operating income may be granted to the participants in this plan at the discretion of the of the Compensation Committee of the Board of Directors. In no event will an individual's over achievement bonus exceed two times his or her annual target bonus amount.

Target Incentives

        Short-term Incentive Targets are determined based on a percentage of base salary consistent with competitive market variable compensation targets. The following provides an example of HireRight's Short-term Incentive Bonuses by level at 100% of the established Target Bonus.

Position	Annual Target as % of Base Salary
CEO	50%
Vice President	35%

Metrics

        In 2007, the Company will reward outstanding performance on three key metrics aligned with the Company's principal objectives: Operating Income, Overall Customer Satisfaction, and Individual Objectives. The bonuses are based on the following metrics and relative weighting distribution applied to the Bonus Pool:

	CEO	VP's
Operating Income	75%
Overall Customer Satisfaction	25%	25%
Individual Objectives		75%

Metrics Definitions and Targets

        The following definitions and associated charts describe the metrics upon which the Plan is based.

        Operating Income—The Operating Income is measured by the extent to which the Company has met its stated Operating Income Plan for the quarter as described in the Operating Plan. The Board of Directors and Executive Management establish the Operating Income Plan at the beginning of each fiscal year.

        Overall Customer Satisfaction—An outside firm will conduct a quarterly survey of a sampling of HireRight's customer base to measure Customer Satisfaction. The areas addressed in the survey are developed in consultation with our survey provider and are focused on supporting our objective of customer retention.

        Individual Objectives—Each Leader establishes individual objectives witheach of their team members at the beginning of each quarter. Partial credit for the attainment of objectives is possible, provided that the Leader agrees that substantial progress towards the achievement of the objective was made and partial credit eligibility is agreed upon before the quarter begins. Leaders may also assign relative weights to objectives where the value to the organization of one objective outweighs the value of others. Associates who do not achieve at least 50% of their individual objectives may be disqualified from the Short-term Incentive Plan for the quarter.

Bonus Calculation:

        Each plan participant's bonus will be calculated quarterly based on the company's operating income and customer satisfaction result and the participant's objectives score. The final bonus calculation and payment amount will be determined once the company's annual results are finalized. The bonus will not be deemed earned until after the end of the fiscal year, and the participant must be an active employee at the time bonus is paid in order to be eligible for the payment.

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  Exhibit 10.9
HireRight 2007 Executive Short-term Incentive Plan